Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of 908 Devices Inc. of our report dated March 7, 2025 relating to the financial statements, which appears in 908 Devices Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 7, 2025